UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4©)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	LIVX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of December 29, 2020 (the “Effective Date”), the Board of Directors (the “Board”) of LiveXLive Media, Inc. (the “Company”) elected Maria Garrido as a director of the Company. The Board determined that Ms. Garrido is an “independent” director pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board may appoint Ms. Garrido to one or more committees of the Board at a future date.

Ms. Garrido is a multilingual, multinational executive with 24 years of experience in modern marketing. She has held global and local leadership positions in profitable business units, and has held both operational and strategic roles in consumer goods, media, communications and entertainment across North America, Latin America and Europe. Since February 2018, Ms. Garrido has been the Senior Vice President, Brand Marketing of Vivendi SA, a French media conglomerate headquartered in Paris, France and the owner of Universal Music Group, Groupe Canal+ and Dailymotion, having activities in music, television, film, video games, book publishing, tickets and video hosting services, where she leads the content marketing practice across the Vivendi group of companies. From January 2017 to December 2018, Ms. Garrido served as the Chief Executive Officer of Havas X SA, a French multinational advertising and public relations company, headquartered in Paris, France, where she promoted Havas initiatives in the various innovation spaces (AI, start-ups, academic partnerships) and lead a team of innovators around the world. From 2014 to December 2020, Ms. Garrido served as the Chief Insights Officer of Havas SA where she lead the development of strategic analytical tools to improve client’s KPI performance and managed data analytics product/service portfolio at a global level. Ms. Garrido has also previously held various marketing consulting, director and manager positions with Mondelez Europe GmbH, Colgate-Palmolive Company, 3M Company and Hallmark Cards, Inc. She is a prolific global public speaker, having appeared on Bloomberg news, The Guardian’s Summit, Cartagena Inspira, Mumbrella Australia, South Tech Summit, World Retail Congress, APAC Hall Healthcare Conference, IBC and IAB Mexico. Ms. Garrido is a member of the International Women’s Forum and Marketing World50 and has also been a Media Jury member for Cristal Media Festival, Dubai Lynx, Cannes International Festival of Creativity, and President Entertainment Jury Eurobest. Ms. Garrido received her Master of International Business Studies from the University of South Carolina and Bachelor of Arts double degrees in International Relations and French from Drake University.

In consideration of Ms. Garrido joining the Board, the Company approved the grant to her of 21,953 restricted stock units of the Company (the “RSUs”), which shall vest at least 13 months from the Effective Date, as shall be determined by the Board, subject to her continued service on the Board through such vesting date. The RSUs will be issued under the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”). Each RSU represents a contingent right to receive one share of the Company’s common stock or the cash value thereof. The Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan the form of payout of the RSUs (cash and/or stock). Ms. Garrido shall also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

There is no arrangement or understanding between Ms. Garrido and any other persons pursuant to which Ms. Garrido was elected as a director of the Company. There are no family relationships between Ms. Garrido and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Ms. Garrido has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01     Regulation FD Disclosure.

On December 30, 2020, the Company issued a press release announcing the election of Ms. Garrido as a director of the Company. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”).

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any other purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing unless specifically provided otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Description
99.1*	Press release, dated December 30, 2020.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

Dated: January 4, 2021	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Chief Executive Officer and Chairman of the Board of Directors

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